UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

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ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

SUPPLEMENT TO PROXY STATEMENT

For the 2019 Annual Meeting of Stockholders on May 22, 2019

On April 11, 2019, Endurance International Group Holdings, Inc. (the “Company”) filed its definitive proxy statement in connection with its 2019 annual meeting of stockholders (the “2019 Annual Meeting”). Subsequent to the filing of the proxy statement, Alexi A. Wellman was appointed to the Company’s Board of Directors (the “Board”) on April 29, 2019. Ms. Wellman will serve as a Class I director whose term will expire at the Company’s annual meeting of stockholders to be held in 2020.

This proxy statement supplement dated April 30, 2019 has been prepared to provide stockholders with information regarding Ms. Wellman that would have been included in the proxy statement had Ms. Wellman been appointed prior to the filing of the proxy statement, as well as updates regarding certain other corporate governance developments. You are not being asked to vote for or ratify the appointment of Ms. Wellman at the 2019 Annual Meeting because Class I directors are not being elected by Company stockholders at this meeting. The Company is providing this additional material solely for informational purposes.

Except as described in this proxy statement supplement, the information in the proxy statement continues to apply and should be considered in voting your shares. To the extent that information in this proxy statement supplement differs from or updates information contained in the proxy statement, the information in this proxy statement supplement is more current.

Election of Director

On April 29, 2019, the Board, acting on the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Alexi A. Wellman to the Board. Ms. Wellman was also appointed to serve as a member of the Audit Committee.

Ms. Wellman, 48, brings extensive executive leadership experience and expertise in finance and accounting. Ms. Wellman is currently the Chief Financial and Accounting Officer at Altaba Inc., a publicly traded management investment company. Prior to that role, Ms. Wellman was the Vice President, Global Controller of Yahoo from October 2015 to June 2017, and the Vice President, Finance at Yahoo from November 2013 to October 2015. From December 2011 to June 2013, Ms. Wellman served as Chief Financial Officer of Nebraska Book Company, Inc. In addition, from October 2004 to December 2011, Ms. Wellman served as a Partner at KPMG LLP.

Ms. Wellman fills the vacancy created by the resignation of Michael Hayford. As previously announced in the Company’s definitive proxy statement for the 2019 Annual Meeting, Mr. Hayford’s resignation became effective on April 29, 2019.

In connection with her appointment to the Board, Ms. Wellman received a grant of 31,897 shares of restricted stock units pursuant to the Company’s Amended and Restated 2013 Stock Incentive Plan. The shares underlying this award will vest on the first anniversary of the grant date. Ms. Wellman does not beneficially own any other shares of the Company’s common stock. Ms. Wellman also entered into the Company’s standard form of indemnification agreement. For her service on the Board, Ms. Wellman will receive the standard compensation for directors who are neither employees of the Company nor affiliates of Warburg Pincus or Goldman Sachs, or eligible directors.

Based upon information requested from and provided by Ms. Wellman concerning her background, employment and affiliations, including family relationships, the Board has determined that Ms. Wellman is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules and that she satisfies the independence standards established by the Securities and Exchange Commission and Nasdaq Listing Rules for members of the audit committee.

Other Governance Developments

On April 29, 2019, the Board appointed Andrea J. Ayers to serve as a member of the Nominating and Corporate Governance Committee.

Also on April 29, 2019, the Board modified its annual cash retainer fees for eligible directors who serve on Board committees. Prior to this change, committee chairs received an annual committee service retainer of $20,000 and non-chair committee members received an annual committee service retainer of $10,000. Effective April 29, annual cash retainers for committee service will vary by committee, as follows:

	Annual Retainer - Chair	Annual Retainer - Non-Chair Member
Audit Committee	$25,000	$12,500
Compensation Committee	$20,000	$10,000
Nominating and Corporate Governance Committee	$15,000	$7,500